                                     Registration No.333-124310 424(b)(3)

                                     Pricing Supplement No:408 Cusip:14912L2W0

                                     Dated:  November 30, 2005

Caterpillar Financial Services Corporation

Medium-Term Notes, Series F

(Fixed Rate)

    With Maturities of 9 Months or More from Date of Issue

Interest payable each June 01 and December 01 and at Maturity

Principal Amount:       Interest Rate:                Proceed Amount:

$500,000,000                5.05%                      $497,840,000

Original Issue Date:    Commission Fee:               Maturity Date:

12/05/05      $1,750,000                     12/01/10

Dealer:

Goldman, Sachs & Co. ($200 mm)*Bill and Deliver $500M

(DTC #0005)

J.P. Morgan Securities Inc. ($200 mm)

Barclays Capital Inc. ($25 mm)

Banc of America Securities LLC ($25 mm)

Citigroup Global Markets Inc. ($25 mm)

Merrill Lynch, Pierce, Fenner & Smith Incorporated($25 mm)

Specified Currency:     Option to Elect Payment       Authorized Denominations

x U.S. dollars          in U.S. dollars               (only applicable if

_ Other:___________     (only applicable if           Specified Currency is

                         Specified Currency is         other than U.S.

                        other than U.S. dollars):      N/A

                           N/A

The Note is a:                                        Exchange Rate Agent           X Global Note                                     (if other than First

        Certificated Note                                Trust New York): N/A         (only applicable if

       Specified Currency

       is other than U.S. dollars)

Original Issue           Total Amount of OID: N/A    Terms of Amortizing     Discount Note:                                       Notes:  N/A

    Yes      x No          Issue Price (expressed

                         as a percentage of

                         aggregate principal

                         amount):  99.918%

Redemption Date(s) (including                        Redemption Price(s): N/A any applicable regular or

special record dates): N/A

Repayment Date(s) (including                         Repayment Price(s): N/A any applicable regular or

special record dates):

N/A

Interest Rate Reset Option:  _ Yes    X No

Optional Reset Dates (only applicable if option to reset interest rate):  N/A

Basis for Interest Rate Reset (only applicable if option to reset interest rate): N/A

Stated Maturity Extension Option:  _ Yes    x No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

     “The interest rates on the Notes may be changed by Caterpillar Financial

Services Corporation from time to time, but any such change will not affect the interest rate on any Notes offered prior to the effective date of the change.  After the issuance of the Notes covered by this Pricing Supplement,

$8,200 mm principal amount of Notes remain available for sale pursuant to the accompanying Prospectus Supplement.”

_________________________________

    Pricing Supplement to Prospectus Supplement dated June 08, 2005 and Prospectus dated May 13, 2005